Exhibit 3.1

Lime Energy Co.

CERTIFICATE OF AMENDMENT

OF

FIRST RESTATED CERTIFICATE OF INCORPORATION

Lime Energy Co., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article 4 of the Corporation’s Certificate of Incorporation shall be amended by adding the following paragraph at the end of Article 4:

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation adding this paragraph (the “Effective Time”), each seven (7) shares of the Corporation’s Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to rounding up as described above.

SECOND: This Certificate of Amendment shall become effective on October 10, 2013 at 5:00 p.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with § 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 9th day of October 2013.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz, Chief Financial Officer and Secretary